Exhibit 10.1

Securities Purchase Agreement - Confidential

SECURITIES PURCHASE AGREEMENT

dated as of August 10, 2026

by and among

COBALT PACIFIC HOLDINGS LTD.

as Seller

XMAX INC.

as Purchaser

and

AERORA TECHNOLOGY CO., LTD.

as the Company (acknowledging party)

RECITALS

WHEREAS, Aerora Technology Co., Ltd., a Cayman Islands exempted company (the “Company”), has an authorized share capital of US$50,000.00 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each (the “Ordinary Shares”), of which 14,035,650 Ordinary Shares are issued and outstanding as of the date hereof;

WHEREAS, Cobalt Pacific Holdings Ltd. (the “Seller”) is the registered and beneficial owner of 690,000 Ordinary Shares in the capital of the Company, represented by Share Certificate No. 14;

WHEREAS, XMax Inc. (the “Purchaser”) desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, 561,426 Ordinary Shares (the “Shares”) on the terms and conditions set forth in this Agreement;

WHEREAS, the Company is a party to an Amended & Restated Investors’ Rights Agreement dated November 2024 (the “A&R IRA”), which contains, among other things, right of first refusal (“ROFR”) and co-sale provisions applicable to transfers of Ordinary Shares by certain investors;

WHEREAS, the Seller represents that it has complied, or will comply prior to Closing, with all applicable ROFR and co-sale provisions under the A&R IRA in connection with the sale of the Shares contemplated hereby; and

Securities Purchase Agreement - Confidential

WHEREAS, the Company acknowledges and consents to the transactions contemplated by this Agreement, subject to compliance with the A&R IRA.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I - DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“A&R IRA” means the Amended & Restated Investors’ Rights Agreement, dated as of November 2024, among the Company and certain investors, as amended, supplemented, or modified from time to time.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

“Agreement” means this Securities Purchase Agreement, including all schedules and exhibits hereto, as may be amended from time to time in accordance with Section 11.5.

“Business Day” means any day other than a Saturday, Sunday, or day on which banking institutions in New York, New York are authorized or required by Law to be closed.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Company” means Aerora Technology Co., Ltd., a Cayman Islands exempted company, with its registered office at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands, and its principal place of business in San Jose, California.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition, or restriction of any nature.

“Fundamental Representations” means, with respect to the Seller, the representations and warranties set forth in Sections 4.1 (Ownership of Shares), 4.2 (Authority), and 4.7 (Title); and with respect to the Purchaser, the representations and warranties set forth in Sections 5.1 (Organization and Authority) and 5.2 (No Conflicts).

“Governmental Authority” means any federal, state, local, municipal, foreign, or other government or governmental or quasi-governmental authority of any nature, including any agency, branch, department, official, entity, instrumentality, or subdivision thereof.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, or other requirement or rule of law of any Governmental Authority.

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“Long-Stop Date” means August 31, 2026, or such later date as the Seller and the Purchaser may agree in writing.

“Material Adverse Effect” means any change, event, occurrence, or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the Shares; (b) the validity or enforceability of this Agreement; (c) the ability of the Seller to consummate the transactions contemplated hereby; or (d) the condition (financial or otherwise), business, properties or results of operations or prospects of the Company and its subsidiaries, taken as a whole.

“Ordinary Shares” means the ordinary shares of the Company, par value US$0.0001 per share.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” means XMax Inc. or its permitted designees or assignees.

“ROFR Provisions” means the right of first refusal and co-sale provisions contained in the A&R IRA applicable to the transfer of Ordinary Shares by an Investor (as defined in the A&R IRA).

“Seller” means Cobalt Pacific Holdings Ltd.

“Shares” means 561,426 Ordinary Shares in the capital of the Company to be transferred by the Seller to the Purchaser pursuant to this Agreement.

“Transaction Documents” means this Agreement and all other documents, instruments, and agreements to be executed and delivered in connection with the transactions contemplated hereby.

ARTICLE II - PURCHASE AND SALE OF SHARES

Section 2.1 Purchase and Sale

Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey, and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, the Shares, free and clear of all Encumbrances.

Section 2.2 Purchase Price

The aggregate purchase price for the Shares shall be Twelve Million Three Thousand Two Hundred Eighty-Seven United States Dollars and Ninety-Five Cents (US$12,003,287.95) (the “Purchase Price”), representing a price of US$21.38 per Share.

Section 2.3 Payment

At the Closing, the Purchaser shall pay the Purchase Price to the Seller by wire transfer of immediately available funds in United States Dollars to a bank account provided by the Seller in writing not less than three (3) Business Days prior to the Closing Date.

Securities Purchase Agreement - Confidential

ARTICLE III - CLOSING

Section 3.1 Closing Date and Location

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures on or before August 31, 2026 (the “Closing Date”), or at such other time, date, or place as the Seller and the Purchaser may mutually agree in writing. The Closing shall be deemed effective as of 12:01 a.m. (New York time) on the Closing Date.

Section 3.2 Deliverables by the Seller at Closing

At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a) a duly executed instrument of transfer in respect of the Shares in form acceptable to the Purchaser and suitable for registration of the transfer on the register of members of the Company;

(b) the original share certificate(s) representing the Shares (or, if the Shares are part of a larger certificate, such certificate together with instructions to the Company to issue a new certificate in the name of the Purchaser for the Shares and a balance certificate in the name of the Seller for the remaining shares);

(c) evidence, satisfactory to the Purchaser, of compliance with the ROFR Provisions, including evidence that (i) all applicable notice periods have expired or been waived, and (ii) no holder of a right of first refusal or co-sale right has exercised or is entitled to exercise such right with respect to the Shares or the waiver has been obtained;

(d) evidence, satisfactory to the Purchaser, of a valid chain of title to the Shares from Great Rank Limited to the Seller, including copies of the instrument(s) of transfer and any consents or approvals obtained in connection therewith;

(e) a certificate of an authorized officer of the Seller certifying that the representations and warranties of the Seller set forth in Article IV are true and correct as of the Closing Date;

(f) such other documents and instruments as the Purchaser may reasonably request to effectuate the transactions contemplated hereby.

Section 3.3 Deliverables by the Purchaser at Closing

At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller:

(a) payment of the Purchase Price in accordance with Section 2.3;

(b) a certificate of an authorized officer of the Purchaser certifying that the representations and warranties of the Purchaser set forth in Article V are true and correct as of the Closing Date;

(c) a duly executed joinder or accession agreement (if required under the A&R IRA) pursuant to which the Purchaser agrees to be bound by the terms of the A&R IRA applicable to holders of Ordinary Shares; and

(d) such other documents and instruments as the Seller may reasonably request to effectuate the transactions contemplated hereby.

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Section 3.4 Actions by the Company at Closing

At the Closing, the Company shall (subject to receipt of all required documents):

(a) register the transfer of the Shares from the Seller to the Purchaser in the register of members of the Company;

(b) issue a new share certificate in the name of the Purchaser representing the Shares; and

(c) issue a balance share certificate to the Seller for any shares retained by the Seller.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

Section 4.1 Ownership of Shares

The Seller is the sole registered and beneficial owner of 690,000 Ordinary Shares, including the Shares, free and clear of all Encumbrances. No Person other than the Seller has any right, interest, or claim in or to the Shares. The Shares have been validly issued, are fully paid and non-assessable, and were not issued in violation of any preemptive rights or similar rights.

Section 4.2 Authority

The Seller has full right, power, and authority to enter into this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.3 No Conflicts

The execution, delivery, and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or violate any provision of the organizational documents of the Seller or the Company; (b) conflict with, violate, or result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, or acceleration under, any material contract to which the Seller or the Company is a party or by which the Seller/Company or the Shares are bound; or (c) violate any Law or order applicable to the Seller or the Shares.

Securities Purchase Agreement - Confidential

Section 4.4 Compliance with A&R IRA

The Seller has complied, or shall have complied prior to Closing, with all applicable provisions of the A&R IRA in connection with the sale and transfer of the Shares contemplated by this Agreement, including without limitation: (a) the ROFR Provisions and all applicable notice requirements thereunder; (b) any co-sale rights or tag-along rights; and (c) any other transfer restrictions or conditions set forth in the A&R IRA. The Seller has provided, or will provide prior to Closing, the Company with the name and address of the Purchaser as required under the A&R IRA. No holder of a right of first refusal, co-sale right, or other transfer-related right under the A&R IRA has exercised or is entitled to exercise such right with respect to the Shares, or a waiver of its rights from such right holder has been obtained by the Seller (or, if any such right has been exercised, the Shares being sold hereunder are net of such exercise).

Section 4.5 Chain of Title

The Seller acquired the Shares (as part of a larger holding of 690,000 Ordinary Shares) from Great Rank Limited on or about October 23, 2025, and such acquisition was duly and validly effected in compliance with all applicable Laws, the articles of association of the Company, and the provisions of the A&R IRA (including any applicable ROFR and co-sale provisions). Share Certificate No. 14 was issued to the Seller in respect of 690,000 Ordinary Shares and remains in full force and effect. The Seller has good and marketable title to the Shares derived through a valid and unbroken chain of title.

Section 4.6 No Litigation

There is no actual or pending action, suit, claim, investigation, or proceeding or, to the knowledge of the Seller, threatened against the Seller or the Company or affecting the Shares by any party or before any Governmental Authority that would individually or in the aggregate (a) adversely affect the Seller’s ability to consummate the transactions contemplated by this Agreement; or (b) impose any Encumbrance on the Shares; or (c) ihave a Material Adverse Effect;.

Section 4.7 Foreign Corrupt Practices Act

None of the Company or any of its subsidiaries, or any nor, to the knowledge of the Company or the Seller, any director, officer, employee, agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries has (1) taken or will take any action in furtherance of an offer, payment, promise to pay or authorization or approval of the payment or receipt of any unlawful contribution, gift, entertainment or other unlawful expense; or any direct or indirect unlawful payment; or (2) violated, is in violation of, or will violate any provision of the Foreign Corrupt Practices Act of 1977 (“FCPA”), or any other applicable anti-bribery or anti-corruption law, or made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. The Company and its subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with such laws.

Securities Purchase Agreement - Confidential

Section 4.8 No Money Laundering

The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with the requirements of applicable anti-money laundering laws, including, but not limited to the applicable rules of the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, to the extent applicable, as well as the applicable anti-money laundering laws of the various jurisdictions in which the Company and its subsidiaries conduct business, the rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over the Company or any of its subsidiaries (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or the Seller, threatened.

Section 4.9 OFAC and Export Control

None of the Company or any of its subsidiaries, nor, to the knowledge of the Company or the Seller, any director, officer, employee, agent or affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries, is an individual or entity that is, or is owned or controlled by one or more Persons that are, currently (1) the subject or the target of any sanctions administered or enforced by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the Bureau of Industry and Security (“BIS”), or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person,” the European Union, His Majesty’s Treasury, the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”), or (2) otherwise named on any restricted parties list administered by such authorities, including the Denied Persons List or Entity List, or (3) located, organized or resident in, a country or territory that is the subject of Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine), and (b) the Seller will not, and will not permit subsidiaries to, directly or indirectly, use all or part of the proceeds of the sales of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture, partner or other person or entity (x) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions or (y) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions or applicable export control laws and regulations administered by BIS or other relevant authorities, including the Export Administration Regulations (collectively, “Export Controls”). The Company and its subsidiaries have not knowingly engaged in, is not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any person or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or Export Controls or would violate Sanctions or Export Controls.

Securities Purchase Agreement - Confidential

Section 4.10 Intellectual Property

The Company and its subsidiaries own or possess sufficient rights to use all patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names and other intellectual property (collectively, “Intellectual Property”) used in, held for use in or necessary for the conduct of the business now operated by them, except where the failure to own or possess any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries has received any written notice or claim alleging any infringement, misappropriation, violation of or conflict with any such rights of others, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no pending or, threatened action, suit, proceeding or claim by any party challenging the validity, scope, enforceability or ownership of any Intellectual Property owned by the Company or its subsidiaries, and all Intellectual Property owned by the Company or its subsidiaries, is owned solely by the Company, is valid and enforceable, and is owned free and clear of all liens, encumbrances, defects or other restrictions, except for such liens, encumbrances, defects or other restrictions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material trade secrets and confidential information owned, used or held for use by the Company or any of its subsidiaries.

Section 4.11 Environmental Protection

The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all applicable permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except as where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, have a Material Adverse Effect. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, have a Material Adverse Effect.

Section 4.12 Permits

The Company possesses and its subsidiaries possess and are in compliance with all licenses, permits, certificates and other authorizations from, and have made all declarations and filings with, all governmental and regulatory authorities, required or necessary to carry on their respective businesses as now or proposed to be conducted (“Permits”), except where the failure to obtain or to be in compliance with such Permits would not, individually or in the aggregate, have a Material Adverse Effect; (ii) the Company and its subsidiaries have fulfilled and performed all of their respective obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Permit except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect; and (iii) neither the Company nor any of its subsidiaries has any reason to believe that any such Permit will not be renewed in the ordinary course, except where such failure to renew would not individually or in the aggregate result in a Material Adverse Effect.

Securities Purchase Agreement - Confidential

Section 4.13 Taxation

The Company and each of its subsidiaries have filed all tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except, in each case, where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company); and no unpaid tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had a Material Adverse Effect, nor does the Seller, the Company or any of its subsidiaries have notice or knowledge of any unpaid tax deficiency which is reasonably expected to be determined adversely to the Company or any of its subsidiaries and which would reasonably be expected to have a Material Adverse Effect.

Section 4.14 Title

At the Closing, the Seller shall transfer to the Purchaser good and valid title to the Shares, free and clear of all Encumbrances. Upon registration of the transfer in the Company’s register of members, the Purchaser shall be the sole registered and beneficial owner of the Shares.

Section 4.15 No Options or Other Rights

There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans, or other agreements of any kind providing for the purchase, issuance, or sale of the Shares, or any securities convertible into or exchangeable for the Shares, other than the ROFR Provisions (which shall have been complied with prior to Closing).

Section 4.16 No Brokers

The Seller has not engaged any broker, finder, or agent in connection with the transactions contemplated by this Agreement, and no Person is entitled to any brokerage commission, finder’s fee, or similar payment in connection therewith from the Seller.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

Section 5.1 Organization and Authority

The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. The Purchaser has full right, power, and authority to enter into this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and by general principles of equity.

Securities Purchase Agreement - Confidential

Section 5.2 No Conflicts

The execution, delivery, and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or violate any provision of the organizational documents of the Purchaser; (b) conflict with, violate, or result in any breach of, or constitute a default under, any material contract to which the Purchaser is a party; or (c) violate any Law or order applicable to the Purchaser.

Section 5.3 Accredited Investor Status

The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Purchaser has such knowledge, sophistication, and experience in financial, tax, and business matters so as to be capable of evaluating the merits and risks of an investment in the Shares and is able to bear the economic risk of such investment for an indefinite period of time.

Section 5.4 Investment Intent

The Purchaser is acquiring the Shares for its own account for investment purposes only and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other applicable securities laws. The Purchaser acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and may not be offered or sold except pursuant to an effective registration statement or an applicable exemption from registration requirements.

Section 5.5 Compliance with Securities Laws

The Purchaser shall not offer, sell, transfer, or otherwise dispose of the Shares except in compliance with all applicable securities laws, including the Securities Act, and the terms and conditions of the A&R IRA (to the extent applicable to the Purchaser).

Section 5.6 Sufficient Funds

The Purchaser has, and at the Closing will have, sufficient immediately available funds to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.

Section 5.7 No Brokers

The Purchaser has not engaged any broker, finder, or agent in connection with the transactions contemplated by this Agreement, and no Person is entitled to any brokerage commission, finder’s fee, or similar payment in connection therewith from the Purchaser.

Securities Purchase Agreement - Confidential

ARTICLE VI - CONDITIONS PRECEDENT TO CLOSING

Section 6.1 Conditions to Obligations of the Purchaser

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Purchaser in writing) of each of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties. The representations and warranties of the Seller set forth in Article IV shall be true and correct in all material respects (or, with respect to representations qualified by materiality or Material Adverse Effect, in all respects) as of the date hereof and as of the Closing Date as though made on and as of such date.

(b) Performance of Covenants. The Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c) ROFR Compliance. The Seller shall have delivered evidence, satisfactory to the Purchaser in its reasonable discretion, that all applicable ROFR and co-sale provisions under the A&R IRA have been complied with, including that (i) all required notices have been given, (ii) all applicable waiting periods have expired or been waived, and (iii) no holder has exercised any right of first refusal or co-sale right with respect to the Shares being purchased by the Purchaser hereunder, or a waiver of its rights from such right holder has been obtained by the Seller.

(d) Chain of Title. The Seller shall have delivered evidence, satisfactory to the Purchaser in its reasonable discretion, demonstrating a valid chain of title to the Shares from Great Rank Limited to the Seller, including evidence that the transfer from Great Rank Limited was effected in compliance with the A&R IRA and all applicable Laws.

(e) Good Standing. The Purchaser shall have received certificates of good standing (or the equivalent) for the Company and each of its subsidiaries from the relevant jurisdictions, dated not earlier than fifteen (15) Business Days prior to the Closing Date.

(f) Register of Members. The Purchaser shall have received a certified copy of the current register of members of the Company, confirming the Seller’s ownership of the Shares.

(g) Share Certificate. The Seller shall have delivered (or caused to be delivered) to the Purchaser the original share certificate(s) representing the Shares and a duly executed instrument of transfer.

(h) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(i) No Litigation. No action, suit, proceeding, or investigation shall be pending or threatened before any Governmental Authority that seeks to restrain, enjoin, or prohibit the consummation of the transactions contemplated by this Agreement or that would impose material limitations on the Purchaser’s ability to exercise full ownership rights with respect to the Shares.

(j) No Regulatory Action. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law, order, injunction, or other prohibition that is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

(k) Closing Certificate. The Purchaser shall have received a certificate executed by an authorized officer of the Seller certifying the satisfaction of the conditions set forth in Sections 6.1(a) and 6.1(b).

Securities Purchase Agreement - Confidential

Section 6.2 Conditions to Obligations of the Seller

The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Seller in writing) of each of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties. The representations and warranties of the Purchaser set forth in Article V shall be true and correct in all material respects (or, with respect to representations qualified by materiality, in all respects) as of the date hereof and as of the Closing Date as though made on and as of such date.

(b) Performance of Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c) Payment. The Purchaser shall be ready, willing, and able to deliver the Purchase Price in accordance with Section 2.3.

(d) Closing Certificate. The Seller shall have received a certificate executed by an authorized officer of the Purchaser certifying the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b).

ARTICLE VII - COVENANTS

Section 7.1 Pre-Closing Covenants of the Seller

From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article IX, the Seller shall:

(a) not sell, transfer, assign, pledge, encumber, or otherwise dispose of or grant any rights in respect of any of the Shares to any Person other than the Purchaser;

(b) not enter into any agreement, arrangement, or understanding that would be inconsistent with or adversely affect the transactions contemplated by this Agreement;

(c) use commercially reasonable efforts to comply with and complete all applicable procedures under the A&R IRA, including the ROFR Provisions, and to obtain all consents, waivers, or approvals necessary to consummate the transactions contemplated hereby;

(d) promptly notify the Purchaser of any event, condition, or circumstance that would reasonably be expected to cause any of the conditions set forth in Section 6.1 not to be satisfied; and

(e) cooperate with the Purchaser and the Company in good faith to take all actions and do all things reasonably necessary to consummate the transactions contemplated by this Agreement.

Securities Purchase Agreement - Confidential

Section 7.2 Pre-Closing Covenants of the Purchaser

From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article IX, the Purchaser shall:

(a) use commercially reasonable efforts to take all actions and do all things necessary or appropriate to satisfy the conditions set forth in Section 6.2;

(b) promptly notify the Seller of any event, condition, or circumstance that would reasonably be expected to cause any of the conditions set forth in Section 6.2 not to be satisfied; and

(c) cooperate with the Seller and the Company in good faith to take all actions and do all things reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.3 Further Assurances

Following the Closing, each party shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

ARTICLE VIII - INDEMNIFICATION

Section 8.1 Survival

The representations and warranties contained in this Agreement shall survive the Closing for a period of eighteen (18) months following the Closing Date; provided, however, that the Fundamental Representations shall survive the Closing for a period of thirty-six (36) months following the Closing Date. The covenants and agreements of the parties contained in this Agreement that by their terms are to be performed prior to or at the Closing shall survive the Closing for a period of eighteen (18) months following the Closing Date, and all other covenants and agreements shall survive in accordance with their respective terms.

Section 8.2 Indemnification by the Seller

Subject to the limitations set forth in this Article VIII, from and after the Closing, the Seller shall indemnify, defend, and hold harmless the Purchaser and its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns (each, a “Purchaser Indemnified Party”) from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of, resulting from, or relating to:

(a) any breach or inaccuracy of any representation or warranty of the Seller contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant or agreement of the Seller contained in this Agreement.

Securities Purchase Agreement - Confidential

Section 8.3 Indemnification by the Purchaser

Subject to the limitations set forth in this Article VIII, from and after the Closing, the Purchaser shall indemnify, defend, and hold harmless the Seller and its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns (each, a “Seller Indemnified Party”) from and against any and all Losses arising out of, resulting from, or relating to:

(a) any breach or inaccuracy of any representation or warranty of the Purchaser contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant or agreement of the Purchaser contained in this Agreement.

Section 8.4 Notice of Claims

Any party seeking indemnification under this Article VIII (the “Indemnified Party”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) in writing of any claim or demand for which indemnification is sought, specifying in reasonable detail the factual basis for such claim and the amount of the Loss (to the extent then known or reasonably estimable). The failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.

ARTICLE IX - TERMINATION

Section 9.1 Termination Rights

This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Seller and the Purchaser;

(b) by either the Seller or the Purchaser, if the Closing shall not have occurred on or before the Long-Stop Date; provided, however, that this right to terminate shall not be available to a party whose breach of any representation, warranty, covenant, or agreement under this Agreement has been the principal cause of or resulted in the failure of the Closing to occur on or before such date;

(c) by the Purchaser, if the Seller shall have breached any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.1, and (ii) is incapable of being cured prior to the Long-Stop Date or has not been cured within twenty (20) Business Days after written notice thereof from the Purchaser to the Seller;

(d) by the Seller, if the Purchaser shall have breached any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2, and (ii) is incapable of being cured prior to the Long-Stop Date or has not been cured within twenty (20) Business Days after written notice thereof from the Seller to the Purchaser; or

(e) by either the Seller or the Purchaser, if any Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law, order, or injunction that is final and non-appealable and has the effect of permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement.

Securities Purchase Agreement - Confidential

Section 9.2 Effect of Termination

In the event of termination of this Agreement in accordance with Section 9.1, this Agreement shall become void and of no further force or effect, and there shall be no liability on the part of any party hereto; provided, however, that (a) this Section 9.2, Article X (Confidentiality), and Article XI (Miscellaneous) shall survive any termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement occurring prior to such termination.

ARTICLE X - CONFIDENTIALITY

Section 10.1 Confidential Information

Each party acknowledges that, in connection with the negotiation and performance of this Agreement, it has received or may receive confidential or proprietary information of the other parties (“Confidential Information”). Confidential Information includes, without limitation, the terms and conditions of this Agreement, the Purchase Price, and all non-public information regarding the Company, its business, financial condition, operations, and prospects. Each party agrees to (a) hold all Confidential Information in strict confidence, (b) not disclose any Confidential Information to any third party without the prior written consent of the disclosing party, and (c) use Confidential Information solely for the purpose of consummating and performing the transactions contemplated by this Agreement.

Section 10.2 Exceptions

The obligations set forth in Section 10.1 shall not apply to information that: (a) is or becomes generally available to the public other than as a result of a breach of this Article X by the receiving party; (b) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party; (c) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party, provided that such source is not known to the receiving party to be bound by a confidentiality obligation to the disclosing party; or (d) was independently developed by the receiving party without reference to or use of any Confidential Information.

Section 10.3 Permitted Disclosures

Notwithstanding Section 10.1, a party may disclose Confidential Information (a) to its Affiliates, directors, officers, employees, accountants, attorneys, and other advisors who have a need to know such information in connection with the transactions contemplated by this Agreement, provided that such Persons are bound by obligations of confidentiality no less restrictive than those contained herein; (b) to the extent required by applicable Law, regulation, or legal process, provided that the disclosing party (to the extent legally permissible) gives the other party prompt written notice of such requirement so that the other party may seek a protective order or other appropriate remedy; or (c) filing of this Agreement and its material terms in Form 6-K interim report or Form 20-F annual report by the Purchaser as required by SEC.

Securities Purchase Agreement - Confidential

Section 10.4 Survival

The obligations of the parties under this Article X shall survive the Closing for a period of two (2) years and shall survive any termination of this Agreement for a period of two (2) years from the date of such termination.

ARTICLE XI - MISCELLANEOUS

Section 11.1 Governing Law

This Agreement and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York; provided, however, that Section 5-1401 of the New York General Obligations Law shall apply.

Section 11.2 Jurisdiction; Venue

Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts of the United States of America sitting in the City of New York, Borough of Manhattan, for the purposes of any action, suit, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any such action, suit, or proceeding in any such court and any claim that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.3 Waiver of Jury Trial

IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

Section 11.4 Entire Agreement

This Agreement (including all schedules and exhibits hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, relating to such subject matter.

Section 11.5 Amendments and Waivers

No provision of this Agreement may be amended, supplemented, or modified except by a written instrument signed by the Seller and the Purchaser. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof.

Securities Purchase Agreement - Confidential

Section 11.6 Notices

All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.6):

If to the Seller:

Cobalt Pacific Holdings Ltd.

Attention:

Address:

Email:

If to the Purchaser:

XMax Inc.

Attention: Steven Zhao, Chief Operating Officer

Address: 6565 E. Washington Blvd., Commerce, CA 90040

Email:

If to the Company:

Aerora Technology Co., Ltd.

Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue

PO Box 32311, Grand Cayman KY1-1209, Cayman Islands

Attention: An Yan, Chief Executive Officer

Email:

Securities Purchase Agreement - Confidential

Section 11.7 Assignment

Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party without the prior written consent of the other parties; provided, however, that the Purchaser may assign its rights under this Agreement, in whole or in part, to any of its Affiliates or designees without the consent of the Seller or the Company, provided that such assignment shall not relieve the Purchaser of its obligations hereunder. Any purported assignment in violation of this Section 11.7 shall be null and void.

Section 11.8 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by email in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall have the same effect as delivery of a manually executed original counterpart.

Section 11.9 Severability

If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the parties shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

Section 11.10 No Third-Party Beneficiaries

Except as expressly provided in Article VIII with respect to indemnified parties, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.11 Expenses

Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 11.12 Specific Performance

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which such party is entitled at law or in equity.

Securities Purchase Agreement - Confidential

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed and delivered as of the date first written above.

SELLER: Cobalt Pacific Holdings Ltd.

By:
Name:	Demir Can
Title:	Director

PURCHASER: XMax Inc.

By:
Name:	Steven Zhao,
Title:	Chief Operating Officer

ACKNOWLEDGED AND AGREED BY THE COMPANY: Aerora Technology Co., Ltd.

Name:	An Yan
Title:	Chief Executive Officer

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